Exhibit 99.1

Media Relations:  Michele Davis   212-761-9621                                                                                                                 Investor Relations:  Kathleen McCabe   212-761-4469

Morgan Stanley Reports First Quarter 2015:

●	Net Revenues of $9.9 Billion and Earnings per Diluted Share from Continuing Operations of $1.18

●	Excluding DVA,1 Net Revenues were $9.8 Billion and Earnings per Diluted Share from Continuing Operations of $1.142,3,4

●	Strong Performance in Equity Sales & Trading and Improved Results in Fixed Income & Commodities; Investment Banking Achieved Top 3 Rankings in Global IPOs, Global Equity and Global Announced M&A5

●	Wealth Management Pre-Tax Margin of 22%;6 Record Client Assets and Revenue Per Financial Advisor

●	ROE from Continuing Operations of 14.2%, or 10.1% Excluding DVA and Discrete Tax Benefit2,7

●	Quarterly Dividend Increased 50% to $0.15 per Share

NEW YORK, April 20, 2015 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.9 billion for the first quarter ended March 31, 2015 compared with $9.0 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $2.4 billion, or $1.18 per diluted share,8 compared with income of $1.5 billion, or $0.74 per diluted share,8 for the same period a year ago.  Results for the current quarter included a net discrete tax benefit of $564 million or $0.29 per diluted share primarily associated with the repatriation of non-U.S. earnings at a lower cost than originally estimated.9

Excluding DVA, net revenues for the current quarter were $9.8 billion compared with $8.9 billion a year ago.1,4 Income from continuing operations applicable to Morgan Stanley was $2.3 billion, or $1.14 per diluted share, compared with income of $1.4 billion, or $0.70 per diluted share, a year ago.3,4

Compensation expense of $4.5 billion increased from $4.3 billion a year ago primarily driven by higher revenues.  Non-compensation expenses of $2.5 billion increased from $2.3 billion a year ago reflecting higher legal costs and volume driven expenses.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $2.4 billion or $1.18 per diluted share,8 compared with net income of $1.5 billion or $0.74 per diluted share in the first quarter of 2014.8

The annualized return on average common equity from continuing operations was 14.2% in the current quarter, or 10.1% excluding DVA and the net discrete tax benefit.7

Summary of Firm Results (dollars in millions)
		As Reported		Excluding DVA4
		Net	MS Income	Net	MS Income
		Revenues	Cont. Ops.	Revenues	Cont. Ops.
1Q 2015		$9,907	$2,399	$9,782	$2,319
4Q 2014	(a)	$7,764	$(1,622)	$7,541	$(1,767)
1Q 2014		$8,996	$1,506	$8,870	$1,431

a)
Results for the fourth quarter of 2014 included several significant items: legal expenses of $3.1 billion associated with legacy residential mortgage matters; a net discrete tax benefit of approximately $1.4 billion related to the restructuring of a legal entity; compensation expense adjustments of approximately $1.1 billion related to changes in discretionary incentive compensation deferrals; and a reduction to net revenues of $468 million related to initial implementation of funding valuation adjustments (FVA).

Business Overview

●
Institutional Securities net revenues excluding DVA were $5.3 billion.10  Revenues for the quarter reflect strong performance in Equity sales and trading across products and regions, improved performance in Fixed Income and Commodities sales and trading on higher levels of client activity and solid results in Investment Banking.

●	Wealth Management net revenues were $3.8 billion. The pre-tax margin was 22%.6 Fee based asset flows for the quarter were $13.3 billion, with total client assets of $2.0 trillion at quarter end.

●	Investment Management reported net revenues of $669 million with assets under management or supervision of $406 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “This was our strongest quarter in many years with improved performance across most areas of the firm.  It reflects our ongoing strategy to build platforms for growth while maintaining a prudent risk profile and disciplined expense management.”

Summary of Institutional Securities Results
(dollars in millions)

		As Reported		Excluding DVA10
		Net	Pre-Tax	Net	Pre-Tax
		Revenues	Income	Revenues	Income
1Q 2015		$5,458	$1,813	$5,333	$1,688
4Q 2014	(a)	$3,430	$(3,661)	$3,207	$(3,884)
1Q 2014		$4,677	$1,416	$4,551	$1,290

a)
Results for the fourth quarter of 2014 included several significant items: legal expenses of $3.1 billion associated with legacy residential mortgage matters;  compensation expense adjustments of approximately $900 million related to changes in discretionary incentive compensation deferrals; and a reduction to net revenues of $468 million related to initial implementation of funding valuation adjustments (FVA).

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.8 billion compared with pre-tax income of $1.4 billion in the first quarter of last year.  Net revenues for the current quarter were $5.5 billion compared with $4.7 billion a year ago.  Excluding DVA, net revenues for the current quarter of $5.3 billion compared with $4.6 billion a year ago.1,10  The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $471 million increased from $336 million a year ago on increased M&A activity.  Equity underwriting revenues of $307 million decreased from $315 million a year ago on fewer IPOs.  Fixed income underwriting revenues of $395 million decreased from $485 million in the prior year quarter primarily driven by lower loan volumes.

●	Equity sales and trading net revenues of $2.3 billion increased from $1.7 billion a year ago reflecting strong performance across products and regions on higher levels of client activity.11

●
Fixed Income & Commodities sales and trading net revenues of $1.9 billion increased from $1.7 billion a year ago. Results for the current quarter reflect strength in commodities and higher revenues in rates and foreign exchange, partly offset by lower results in credit products.11

●	Other sales and trading net losses of $213 million compared with losses of $244 million a year ago primarily reflecting lower costs related to the Firm’s long-term debt.

●	Other revenues of $90 million compared with $191 million a year ago. Revenues for the prior year period reflected a gain resulting from the disposition of CanTerm.12

●
Compensation expense of $2.0 billion increased from $1.9 billion a year ago on higher revenues.   Non-compensation expenses of $1.6 billion for the current quarter increased from $1.4 billion a year ago reflecting higher legal costs and volume driven expenses.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $47 million for the current quarter, unchanged from the fourth quarter of 2014 and compared with $50 million in the first quarter of the prior year.13

Summary of Wealth Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2015	$3,834	$855
4Q 2014	$3,804	$736
1Q 2014	$3,609	$686

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $855 million compared with $686 million in the first quarter of last year.  The quarter’s pre-tax margin was 22%.6  Net revenues for the current quarter were $3.8 billion compared with $3.6 billion a year ago.

●	Asset management fee revenues of $2.1 billion increased from $2.0 billion a year ago reflecting positive fee based asset flows and market appreciation.

●	Transactional revenues14 of $950 million decreased from $996 million a year ago primarily reflecting lower trading revenues and a decrease in commissions and fees.

●	Net interest income of $689 million increased from $538 million a year ago on higher deposit and loan balances.

●	Compensation expense of $2.2 billion and non-compensation expenses of $754 million for the current quarter were relatively unchanged from a year ago.

●
Total client assets were $2.0 trillion at quarter end.  Client assets in fee based accounts of $803 billion increased 11% compared with the prior year quarter.  Fee based asset flows for the quarter were $13.3 billion.

●	Wealth Management representatives of 15,915 produced average annualized revenue per representative of $959,000 in the current quarter.

Summary of Investment Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2015	$669	$187
4Q 2014	$588	$(6)
1Q 2014	$752	$268

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $187 million compared with pre-tax income of $268 million in the first quarter of last year.15

●
Net revenues of $669 million decreased from $752 million in the prior year primarily reflecting lower gains on investments in the Merchant Banking and Real Estate Investing business.16 The current quarter also reflects lower revenues driven by the deconsolidation of certain legal entities during the quarter ended June 30, 2014 associated with a real estate fund sponsored by the Firm.17

●	Compensation expense for the current quarter of $273 million decreased from $286 million a year ago, while non-compensation expenses of $209 million increased from $198 million a year ago.

●
Assets under management or supervision at March 31, 2015 of $406 billion increased from $386 billion a year ago primarily due to positive flows.  The business recorded net inflows of $1.3 billion in the current quarter.

CAPITAL

At March 31, 2015, the Firm’s Common Equity Tier 1 risk-based capital ratio was approximately 13.1% and its Tier 1 risk-based capital ratio was approximately 14.7%.  The Firm is subject to a “capital floor” such that these regulatory capital ratios currently reflect the lower of the ratios computed under the U.S. Basel III Advanced Approach or the U.S. Basel III Standardized Approach, taking into consideration applicable transitional provisions.   At March 31, 2015, the capital floor is represented by the U.S. Basel III Advanced Approach.18

At March 31, 2015, book value and tangible book value per common share were $33.80 and $28.91,19 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

In the current quarter, the Firm recognized a net discrete tax benefit of $564 million primarily associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated due to an internal restructuring to simplify its legal entity organization in the U.K.  The effective tax rate from continuing operations for the current quarter was 13.6%, or 33.3% excluding the net discrete tax benefit.20

During the quarter ended March 31, 2015, the Firm repurchased approximately $250 million of its common stock or approximately 7 million shares.  The Firm announced a share repurchase of up to $3.1 billion of common stock beginning in the second quarter of 2015 through the end of second quarter 2016.

The Firm increased its quarterly dividend to $0.15 per share from $0.10 per share, payable on May 15, 2015 to common shareholders of record on April 30, 2015.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other items throughout the Form 10-K and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (number of shares, and DVA impact thereon, are presented in millions):

	1Q 2015	1Q 2014
Earnings (loss) per diluted share from cont. ops. - Non-GAAP	$1.14	$0.70
DVA Impact	$0.04	$0.04
Earnings (loss) per diluted share from cont. ops. - GAAP	$1.18	$0.74

Average diluted shares - Non-GAAP	1,963	1,969
DVA Impact	0	0
Average diluted shares - GAAP	1,963	1,969

4 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2015	4Q 2014	1Q 2014
Firm net revenues - Non-GAAP	$9,782	$7,541	$8,870
DVA impact	$125	$223	$126
Firm net revenues - GAAP	$9,907	$7,764	$8,996

Income (loss) applicable to MS - Non-GAAP	$2,319	$(1,767)	$1,431
DVA impact	$80	$145	$75
Income (loss) applicable to MS - GAAP	$2,399	$(1,622)	$1,506

5 Source: Thomson Reuters – for the period of January 1, 2015 to March 31, 2015 as of April 1, 2015.

6 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

7 Annualized return on average common equity from continuing operations (ROE) and ROE, excluding DVA and net discrete tax benefit, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The calculation of ROE uses income from continuing operations applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.  To determine the ROE, excluding DVA and net discrete tax benefit, both the numerator and denominator were adjusted to exclude those items. The reconciliation of ROE from continuing operations to ROE from continuing operations, excluding DVA and net discrete tax benefit is as follows:

1Q 2015
ROE from cont. ops. excluding DVA and discrete tax benefit	10.1%
DVA impact	0.7%
Discrete tax benefit	3.4%
ROE from cont. ops.	14.2%

8 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the first quarter of 2015 and 2014 of approximately $80 million and $56 million, respectively. Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

9 The impact to earnings per diluted share from continuing operations is calculated by dividing the net discrete tax benefit by the average number of shares outstanding.

10 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2015	4Q 2014	1Q 2014
Net revenues - Non-GAAP	$5,333	$3,207	$4,551
DVA impact	$125	$223	$126
Net revenues - GAAP	$5,458	$3,430	$4,677

Pre-tax income (loss) - Non-GAAP	$1,688	$(3,884)	$1,290
DVA impact	$125	$223	$126
Pre-tax income (loss) - GAAP	$1,813	$(3,661)	$1,416

11 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q 2015	1Q 2014
Sales & Trading - Non-GAAP	$3,958	$3,115
DVA Impact	$125	$126
Sales & Trading - GAAP	$4,083	$3,241

FIC Sales & Trading - Non-GAAP	$1,903	$1,654
DVA Impact	$100	$76
FIC Sales & Trading - GAAP	$2,003	$1,730

Equity Sales & Trading - Non-GAAP	$2,268	$1,705
DVA Impact	$25	$50
Equity Sales & Trading - GAAP	$2,293	$1,755

12 “CanTerm” refers to CanTerm Canadian Terminals Inc.

13 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2014.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues.

15 Results for the first quarter of 2015 and 2014 included pre-tax income of $14 million and $54 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

16 Net revenues for the current quarter included gains of $14 million compared with gains of $54 million in the prior year first quarter related to investments held by certain consolidated real estate funds.

17 On April 1, 2014, the Firm deconsolidated approximately $2 billion in total assets related to a real estate fund sponsored by the Firm.

18 As an Advanced Approach banking organization, the Firm is required to compute risk-based capital ratios using both (i) standardized approaches for calculating credit risk weighted assets (“RWAs”) and market risk RWAs (the “Standardized Approach”); and (ii) an advanced internal ratings-based approach for calculating credit risk RWAs, an advanced measurement approach for calculating operational risk RWAs, and an advanced approach for market risk RWAs calculated under Basel III (the “Advanced Approach”). To implement a provision of the Dodd-Frank Act, U.S. Basel III subjects Advanced Approach banking organizations which have been approved by their regulators to exit the parallel run, such as the Firm, to a permanent “capital floor”. In calendar year 2014, the capital floor resulted in the Firm’s capital ratios being  the lower of the capital ratios computed under the Advanced Approach or the U.S. Basel I-based rules as supplemented by the existing market risk rules known as “Basel 2.5”.  Beginning on January 1, 2015, the capital floor is the lower of the capital ratios computed under the Advanced Approach or the Standardized Approach under U.S. Basel III, taking into consideration applicable transitional provisions. For the current quarter, the Firm's capital floor is represented by the Advanced Approach. These computations are preliminary estimates as of April 20, 2015 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The methods for calculating the Firm’s risk-based capital ratios will change through 2022 as aspects of the U.S. Basel III final rule are phased in. The Firm’s capital takes into consideration regulatory capital requirements as well as capital required for organic growth, acquisitions and other business needs.

19 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

20 The effective tax rate from continuing operations, excluding net discrete tax benefit is a non-GAAP financial measure that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of effective tax rate from continuing operations from a non-GAAP to GAAP basis is as follows:

1Q 2015
Effective Tax Rate - Non-GAAP	33.3%
Discrete Tax Benefit	(19.7%)
Effective Tax Rate - GAAP	13.6%

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014	Dec 31, 2014	Mar 31, 2014
Net revenues
Institutional Securities	$5,458	$3,430	$4,677	59%	17%
Wealth Management	3,834	3,804	3,609	1%	6%
Investment Management	669	588	752	14%	(11%)
Intersegment Eliminations	(54)	(58)	(42)	7%	(29%)
Consolidated net revenues	$9,907	$7,764	$8,996	28%	10%

Income (loss) from continuing operations before tax
Institutional Securities	$1,813	$(3,661)	$1,416	*	28%
Wealth Management	855	736	686	16%	25%
Investment Management	187	(6)	268	*	(30%)
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) from continuing operations before tax	$2,855	$(2,931)	$2,370	*	20%

Income (loss) from continuing operations applicable to Morgan Stanley
Institutional Securities	$1,755	$(3,432)	$965	*	82%
Wealth Management	535	1,825	421	(71%)	27%
Investment Management	109	(15)	120	*	(9%)
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) from continuing operations applicable to Morgan Stanley	$2,399	$(1,622)	$1,506	*	59%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,314	$(1,749)	$1,449	*	60%

Earnings per basic share:
Income from continuing operations	$1.21	$(0.91)	$0.75	*	61%
Discontinued operations	$(0.01)	$-	$-	*	*
Earnings per basic share	$1.20	$(0.91)	$0.75	*	60%

Earnings per diluted share:
Income from continuing operations	$1.18	$(0.91)	$0.74	*	59%
Discontinued operations	$-	$-	$-	--	--
Earnings per diluted share	$1.18	$(0.91)	$0.74	*	59%

Financial Metrics:

Return on average common equity from continuing operations	14.2%	*	9.2%
Return on average common equity	14.1%	*	9.2%

Return on average common equity from continuing operations excluding DVA	13.5%	*	8.5%
Return on average common equity excluding DVA	13.5%	*	8.5%

Common Equity Tier 1 capital ratio Advanced (Transitional)	13.1%	12.6%	14.1%
Tier 1 capital ratio Advanced (Transitional)	14.7%	14.1%	15.6%

Book value per common share	$33.80	$33.25	$32.38
Tangible book value per common share	$28.91	$28.26	$27.41

Notes:	- Results for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, include positive revenue of $125 million, $223 million and $126 million, respectively, related to the change in the fair value of certain of the Firm's long-term and short-term borrowings resulting from the fluctuation in the Firm's credit spreads and other credit factors (Debt Valuation Adjustment, DVA).
- Beginning in the first quarter of 2015, the Firm is subject to a “capital floor” such that the regulatory risk-based capital ratios reflect the lower of the ratios computed under the Advanced Approach or the Standardized Approach under U.S. Basel III, taking into consideration applicable transitional provisions. At March 31, 2015, the capital floor is represented by the U.S. Basel III Advanced Approach. Prior periods have not been recast to reflect the new requirements.
- The return on average common equity metrics, return on average common equity excluding DVA metrics, and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.
- Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
- See page 4 of the Financial Supplement and End Notes for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014	Dec 31, 2014	Mar 31, 2014
Revenues:
Investment banking	$1,357	$1,456	$1,308	(7%)	4%
Trading	3,650	1,451	2,962	152%	23%
Investments	266	112	359	138%	(26%)
Commissions and fees	1,186	1,235	1,216	(4%)	(2%)
Asset management, distribution and admin. fees	2,681	2,684	2,549	--	5%
Other	171	223	294	(23%)	(42%)
Total non-interest revenues	9,311	7,161	8,688	30%	7%

Interest income	1,484	1,436	1,343	3%	10%
Interest expense	888	833	1,035	7%	(14%)
Net interest	596	603	308	(1%)	94%
Net revenues	9,907	7,764	8,996	28%	10%

Non-interest expenses:
Compensation and benefits	4,524	5,104	4,306	(11%)	5%

Non-compensation expenses:
Occupancy and equipment	342	364	361	(6%)	(5%)
Brokerage, clearing and exchange fees	463	468	443	(1%)	5%
Information processing and communications	415	404	424	3%	(2%)
Marketing and business development	150	186	147	(19%)	2%
Professional services	486	611	453	(20%)	7%
Other	672	3,558	492	(81%)	37%
Total non-compensation expenses	2,528	5,591	2,320	(55%)	9%

Total non-interest expenses	7,052	10,695	6,626	(34%)	6%

Income (loss) from continuing operations before taxes	2,855	(2,931)	2,370	*	20%
Income tax provision / (benefit) from continuing operations	387	(1,353)	785	*	(51%)
Income (loss) from continuing operations	2,468	(1,578)	1,585	*	56%
Gain (loss) from discontinued operations after tax	(5)	(8)	(1)	38%	*
Net income (loss)	$2,463	$(1,586)	$1,584	*	55%
Net income applicable to nonredeemable noncontrolling interests	69	44	79	57%	(13%)
Net income (loss) applicable to Morgan Stanley	2,394	(1,630)	1,505	*	59%
Preferred stock dividend / Other	80	119	56	(33%)	43%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,314	$(1,749)	$1,449	*	60%

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	2,399	(1,622)	1,506	*	59%
Gain (loss) from discontinued operations after tax	(5)	(8)	(1)	38%	*
Net income (loss) applicable to Morgan Stanley	$2,394	$(1,630)	$1,505	*	59%

Pre-tax profit margin	29%	*	26%
Compensation and benefits as a % of net revenues	46%	66%	48%
Non-compensation expenses as a % of net revenues	26%	72%	26%

Effective tax rate from continuing operations	13.6%	46.2%	33.1%

Notes:	- In the quarter ended March 31, 2015, income tax provision / (benefit) from continuing operations included a net discrete tax benefit of $564 million primarily associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated. In the quarter ended December 31, 2014, the income tax provision / (benefit) from continuing operations included a net discrete tax benefit of approximately $1.4 billion primarily related to the completion of a legal entity restructuring, partially offset by the impact of a tax provision of approximately $900 million which resulted from the non-deductible expenses related to litigation and regulatory matters.
- Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure to assess operating performance.
- Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs).

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2015	Dec 31, 2014	Mar 31, 2014	Dec 31, 2014	Mar 31, 2014

Income (loss) from continuing operations	$2,468	$(1,578)	$1,585	*	56%
Net income applicable to nonredeemable noncontrolling interests	69	44	79	57%	(13%)
Income (loss) from continuing operations applicable to Morgan Stanley	2,399	(1,622)	1,506	*	59%
Less: Preferred Dividends	78	119	54	(34%)	44%
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	2,321	(1,741)	1,452	*	60%

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	2	0	2	*	--
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$2,319	$(1,741)	$1,450	*	60%

Gain (loss) from discontinued operations after tax	(5)	(8)	(1)	38%	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(5)	(8)	(1)	38%	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(5)	(8)	(1)	38%	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$2,314	$(1,749)	$1,449	*	60%

Average basic common shares outstanding (millions)	1,924	1,920	1,924	--	--

Earnings per basic share:
Income from continuing operations	$1.21	$(0.91)	$0.75	*	61%
Discontinued operations	$(0.01)	$-	$-	*	*
Earnings per basic share	$1.20	$(0.91)	$0.75	*	60%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$2,319	$(1,741)	$1,450	*	60%

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(5)	(8)	(1)	38%	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$2,314	$(1,749)	$1,449	*	60%

Average diluted common shares outstanding and common stock equivalents (millions)	1,963	1,920	1,969	2%	--

Earnings per diluted share:
Income from continuing operations	$1.18	$(0.91)	$0.74	*	59%
Discontinued operations	$-	$-	$-	--	--
Earnings per diluted share	$1.18	$(0.91)	$0.74	*	59%

Notes:
- The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share. For further discussion of the Firm's earnings per share calculations, see page 13 of the Financial Supplement and Note 16 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2014.